Exhibit 10.2

CONSULTING SERVICES AGREEMENT

This CONSULTING SERVICES AGREEMENT (this “Agreement”) is made and entered into as of December 15, 2014, by and between John Petrocelli (the “Consultant”) and Loton, Corp. (“Client”).

WHEREAS, Consultant is experienced in the online streaming business;

WHEREAS, Client desires to retain the services of Consultant to assist Client with various aspects of its online streaming business; and

WHEREAS, Consultant desires to provide consulting services for the benefit of Client using his business knowledge, skills, experience and abilities.

NOW THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto hereby agree as follows:

1.          Services to be Provided. Consultant shall assist Client by providing the services described on Exhibit A attached hereto.

2.          Right of Control; Relationship of Parties. Consultant is an independent contractor and, as such, shall have reasonable control over the means and manner by which the services called for by this Agreement and as requested by Client are performed; provided, however, that all of such services will be performed personally by Consultant. Consultant represents that he is not subject to any preexisting obligation or obligations inconsistent with the provisions of this Agreement.

3.          Exclusivity of Services. Consultant is providing services to Client on an exclusive basis for live music festival digital streaming rights aggregation only, except with respect to services related to business activities for which Client fails to exercise its Right of First Refusal and its Right of Last Offer pursuant to Section 6 below. Consultant shall devote only so much of his productive time, ability and attention as is necessary to provide the services to Client.

4.          Fee; Payment. As payment and consideration for the services to be provided by Consultant hereunder, Client agrees to pay Consultant such compensation set forth on Exhibit B attached hereto.

5.          Expenses. Consultant shall be reimbursed by Client for reasonable out-of-pocket expenses actually incurred and paid by the Consultant, consistent with the rendering to Client the services provided for in this Agreement, upon presentation of appropriate documentation for such expenses; provided, however, that Consultant shall not incur any expenses in excess of $500 without the prior consent of Client or its authorized agents. Consultant shall be responsible for all normal overhead expenses of operating its consulting business.

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6.          Right of First Refusal and Last Offer. During the term of this Agreement, each time the Consultant is aware of any business opportunity in the area of festival digital rights aggregation for streaming services (“Business Opportunity”), Consultant shall offer Client the right to participate in the Business Opportunity (and provide Client all reasonably requested information relating to such Business Opportunity) prior to offering such Business Opportunity to a third party (such right, the “Right of First Refusal”). If Client exercises its Right of First Refusal, Consultant shall use its best commercial efforts to assist Client in completing any and all transactions relating to such Business Opportunity. In the event Client fails to exercise its Right of First Refusal within 30 days of being notified by Consultant and the Consultant subsequently receives a bona fide offer by a third party to enter into the Business Opportunity, Client shall have a right to enter in such Business Opportunity on the same terms and conditions offered by such third party (such right, the “Right of Last Offer”).

7.          Tax Obligations. Consultant understands and agrees that he is solely responsible for all income and/or other tax obligations, if any, including but not limited to all reporting and payment obligations, if any, which may arise as a consequence of any payment under this Agreement.

8.          No Benefits. Consultant understands and agrees that since he is not an employee of Client, he will not be entitled to any of the benefits provided to employees of Client, including, but not limited to holidays off with pay; vacation time off with pay, paid leaves of absence of any kind; and insurance coverage of any kind, specifically including, but not limited to, medical and dental insurance, workers' compensation insurance and state disability insurance.

9.          Indemnification.

(a)          Consultant will indemnify, hold harmless, and defend Client and its affiliates, officers, directors, partners, members, shareholders, employees and agents from and against any losses, claims, damages or liabilities (or actions in respect thereof) (“Covered Claims”) arising out of or relating to (i) any violation of any law, rule or regulation relating to the services provided by Consultant to Client pursuant to this Agreement, (ii) any breach by Consultant of any representation, warranty or agreement contained in this Agreement, or (iii) any willful misconduct, bad faith or negligence by Consultant in the performance of, or failure to perform, its obligations under this Agreement, except to the extent that any such Covered Claim is caused by Client’s breach of this Agreement or willful misconduct, bad faith or negligence in the performance of, or failure to perform, its obligations under this Agreement.

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(b)          Client will indemnify, hold harmless, and defend Consultant and his affiliates, officers, directors, partners, members, shareholders, employees and agents from and against any Covered Claims arising out of or relating to (i) any violation of any law, rule or regulation by Client relating to this engagement, (ii) any breach by Client of any representation, warranty or agreement contained in this Agreement, or (iii) any willful misconduct, bad faith or negligence by Client in the performance of, or failure to perform, its obligations under this Agreement, except to the extent that any such Covered Claim is caused by Consultant’s breach of this Agreement or willful misconduct, bad faith or negligence in the performance of, or failure to perform, his obligations under this Agreement.

(c)          Promptly after receipt of notice of any claim or complaint or the commencement of any action or proceeding with respect to which an indemnified party is entitled to seek indemnification hereunder, the indemnified party will notify the other party in writing of such claim or complaint or the commencement of such action or proceeding. The indemnifying party will be entitled to participate at its or his own expense in the defense or, if it or he so elects within a reasonable time after receipt of such notice, to assume the defense of any suit so brought, which defense will be conducted by counsel chosen by it or him and satisfactory to the indemnified party or parties. In the event that an indemnified party elects to assume the defense of any such suit and retain such counsel, the indemnified party or parties will bear the fees and expenses of any additional counsel thereafter retained by it, him or them.

10.        Confidentiality.

(a)          Consultant agrees that he will not, unless authorized in writing by Client, disclose to any person and will hold in the strictest of confidence any confidential or proprietary information, whether of a technical, financial, commercial or other nature, received directly or indirectly from Client (“Confidential Information”). Consultant will limit the disclosure of Confidential Information to those of its employees and agents with a need to know such Confidential Information for purposes of this Agreement. Consultant will use reasonable care to prevent his employees and agents from violating the foregoing restrictions.

(b)          Notwithstanding the above, Confidential Information may be disclosed to the extent required by law or by an order or decree of any court or other governmental authority; provided, however, that Consultant will, if legally compelled to disclose such information: (i) provide Client with prompt written notice of that fact so that Client may attempt to obtain a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement; (ii) disclose only that portion of the information that Consultant’s legal counsel advises is legally required; and (iii) endeavor to obtain assurance that confidential treatment will be accorded the information so disclosed.

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(c)          Consultant agrees that certain breaches of this Agreement with respect to confidentiality may cause potentially irreparable harm, and that monetary damages would not be sufficient to compensate Client for such harm. In the event of a breach of these provisions by Consultant, Client may seek temporary and permanent injunctive relief (without the necessity of proving actual damages or the posting of a bond) as well as other equitable relief, and will be entitled to commence an action for any such relief in any court of competent jurisdiction.

(d)          Client agrees that the confidentiality provisions set forth in Sections 10(a)-(c) hereof shall apply to the same extent on a reciprocal basis in favor of Consultant.

11.         Term and Termination. This Agreement will remain in full force and effect until terminated by either party on 10 days’ prior written notice to the other party. The Agreement may be terminated immediately on written notice to the other party hereto on the dissolution, insolvency or bankruptcy of any party. Upon the termination of this Agreement, compensation shall continue to be paid, or otherwise adjusted, as provided for in Exhibit B hereto. The provisions of Sections 4, 5, 7, 9, 10 and 16 of this Agreement will survive termination of this Agreement.

12.         Inspection Right. Client agrees, subject to applicable law and upon reasonable notice, to afford Consultant and his agents, accountants and attorneys, in connection with reviewing the fees payable to the Consultant under Exhibit B, reasonable access during normal business hours, to its books and records, employees, properties and all other information reasonably requested by the Consultant or his agents, accountants or attorneys.

13.         Status of Parties. Consultant will be an independent contractor (rather than employee, agent or representative) of Client, and Consultant will not have the right, power or authority to enter into any contract or to create any obligation on behalf of Client or otherwise bind Client in any way. Nothing in this Agreement will create a partnership, joint venture, agency, association, syndicate, unincorporated business or any other similar relationship between the parties. Nothing in this Agreement will be construed to imply that Consultant is a partner, shareholder, manager, managing member or member of Client.

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14.         Full Time Employment. Consultant and Client agree that upon Consultant successfully sourcing five streaming service business transactions as set forth in paragraph 3 of Exhibit B (the “Five Deal Completion”), Consultant and Client shall negotiate in good faith, within 45 days of the Five Deal Completion, for Client to hire Consultant as a full time employee of Client for a period of two years, with such employment to provide for a salary and other benefits and compensation commensurate with similarly situated executives in the digital streaming industry.

15.         Option to Acquire. Consultant agrees that upon the Five Deal Completion, the Client shall have the option to acquire 100% of the ownership interest of Bulldog Digital Media for the purchase price of 500,000 common shares of the Client, subject to customary due diligence by the Client and Consultant.

16.         Miscellaneous.

(a)          Notices. Any notice required or desired to be delivered under this Agreement will be effective on actual receipt and will be in writing and (i) delivered personally, (ii) sent by first class mail or overnight delivery, postage prepaid, or (iii) electronic mail to the parties at the following address or such other address as the parties from time to time specify in writing:

If to Client:	If to Consultant:

(b)          Choice of Law. This Agreement shall be governed by the laws of the State of California (without application of any choice of law principles).

(c)          Successors; Assignment. This Agreement shall be binding upon the successors and assigns of the parties hereto, but neither of the parties hereto shall assign this Agreement without the prior written consent of the other party. Any purported assignment in violation of this Agreement shall be void.

(d)          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument. Facsimiles (including facsimiles of the signature pages of this Agreement) will have the same legal effect hereunder as originals.

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(e)          Interpretation. Headings to sections and subsections in this Agreement are for the convenience of the parties only and are not intended to be a part of or affect the meaning or interpretation hereof.

(f)          Amendment; Waiver. This Agreement may not be modified, except in writing, signed by all parties hereto. No waiver of any provision of this Agreement will be implied from any course of dealing between the parties hereto either before or after the Effective Date or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

(g)          Severability. If any provision of this Agreement is or should become inconsistent with any present or future law, rule, or regulation of any governmental or regulatory authority having jurisdiction over the subject matter of this Agreement, such provision will be deemed rescinded or modified in accordance with any such law, rule or regulation.

(h)          Arbitration and Venue. The parties agree to submit any claim, controversy or dispute arising out of or relating to this Agreement or the relationship created by this Agreement to binding arbitration in accordance with the terms hereof. Such arbitration may be initiated by either party serving upon the other notice stating that the notifying party desires to have such controversy reviewed by a single arbitrator to be conducted in accordance with and subject to the rules of JAMS in effect from time to time. The arbitration proceedings shall be conducted in Los Angeles, California. The decision in writing of the arbitrator shall be final and conclusive upon the parties. The costs and expenses of arbitration, including the compensation and expenses of the arbitrator, shall be borne by the non-prevailing parties as the arbitrator may determine. Any party may apply to any court which has jurisdiction for an order confirming the award. Any right of either party to judicial action on any matter subject to arbitration hereunder is hereby waived, except suit to enforce the arbitration award.

(i)          Independent Counsel; Entire Agreement. The parties hereto certify that they have read the foregoing Agreement, that they fully understand its terms and conditions, that they have been assisted by independent counsel in understanding the terms of this Agreement, that the foregoing terms and conditions constitute the entire agreement between the parties with respect to the subject matter hereof, that no promises or understandings (whether written or oral) have been made other than those stated above, and that this Agreement supersedes any and all prior arrangements that may have existed concerning the subject matter hereof.

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IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed as of the day and year first above written.

Client	Consultant

By:	/s/ Robert Ellin

Name (print):	Robert Ellin	Date: December 15, 2014

Title:

Date: December , 2014